Filed pursuant to Rule 424(b)(3)
Registration No. 333-239185

PROSPECTUS SUPPLEMENT NO. 39

(to Prospectus dated July 17, 2020)

Nikola Corporation

Up to 53,390,000 Shares of Common Stock

Up to 23,890,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement supplements the prospectus dated July 17, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239185). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on October 17, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the issuance by us of up to an aggregate of up to 23,890,000 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 890,000 shares of Common Stock that are issuable upon the exercise of 890,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of VectoIQ and (ii) up to 23,000,000 shares of Common Stock that are issuable upon the exercise of 23,000,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of VectoIQ.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 53,390,000 shares of Common Stock (including up to 890,000 shares of Common Stock that may be issued upon exercise of the Private Warrants) and (ii) up to 890,000 Private Warrants.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On October 14, 2022, the closing price of our Common Stock was $3.06.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 17, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2022

Nikola Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38495	82-4151153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4141 E Broadway Road

Phoenix, AZ 85040

(Address of principal executive offices) (Zip Code)

(480) 666-1038

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

On October 14, 2022, Nikola Corporation, a Delaware corporation (“Nikola”), completed the previously announced acquisition of Romeo Power, Inc., a Delaware corporation (“Romeo”), pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of July 30, 2022, by and among Nikola, Romeo, and J Purchaser Corp., a Delaware corporation and a wholly owned subsidiary of Nikola (the “Purchaser”).

As previously disclosed, pursuant to the Merger Agreement, on August 29, 2022, the Purchaser commenced an exchange offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Romeo (“Romeo Common Stock”) with each share of Romeo Common Stock accepted by the Purchaser in the Offer to be exchanged for 0.1186 of a share of common stock, $0.0001 par value per share, of Nikola (“Nikola Common Stock”), rounded down to the nearest whole number of shares of Nikola Common Stock.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

The Offer expired at midnight, Eastern Time, at the end of October 12, 2022 (the “Expiration Time”). The depositary and exchange agent for the Offer has advised Nikola that, as of the Expiration Time, a total of 93,157,857 shares of Romeo Common Stock have been validly tendered and not validly withdrawn pursuant to the Offer, which Romeo Common Stock represented approximately 50.1% of the Romeo Common Stock outstanding immediately after the consummation of the Offer. On October 13, 2022, the Purchaser accepted for exchange all Romeo Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

On October 14, 2022, pursuant to the terms of the Merger Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, the Purchaser merged with and into Romeo (the “Merger”), with Romeo continuing as the surviving corporation and a wholly owned subsidiary of Nikola. In the Merger, each share of Romeo Common Stock that was issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than any shares that were excluded pursuant to the terms of the Merger Agreement) was converted at the Effective Time into the right to receive 0.1186 of a share of Nikola Common Stock, rounded down to the nearest whole number of shares of Nikola Common Stock. Each Romeo restricted stock unit (“RSU”) and Romeo performance-related stock unit (“PSU”) that was outstanding and not settled immediately prior to the effective time was settled for shares of Nikola Common Stock, determined by multiplying the number of shares of Romeo Common Stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by 0.1186, rounded down to the nearest whole number of shares of Nikola Common Stock. Each Romeo warrant that was outstanding and unexercised immediately prior to the completion of the Merger was converted into and became a warrant to purchase Nikola Common Stock determined by multiplying the number of shares of Romeo Common Stock that were subject to such Romeo warrant by 0.1186 (with the per share exercise price for the Nikola Common Stock issuable upon exercise of each warrant assumed by Nikola determined by dividing the per share exercise price of Romeo Common Stock subject to such warrant by 0.1186), and Nikola assumed each such warrant in accordance with its terms.

Romeo Common Stock trading was suspended effective before the open of the New York Stock Exchange on October 17, 2022.

The foregoing descriptions of the Offer, the Merger and the Merger Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)    Nikola intends to file the financial statements of Romeo as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)    Nikola intends to file the pro forma financial information of Nikola and Romeo as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger and Reorganization, dated as of July 30, 2022, by and among Nikola Corporation, J Purchaser Corp. and Romeo Power, Inc. (incorporated by reference to Exhibit 2.1 to Nikola Corporation’s Current Report on Form 8-K filed on August 2, 2022).

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*

Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) and 601(b)(2) of Regulation S-K. Nikola hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission; provided, however, that Nikola may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 for any schedules so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKOLA CORPORATION

Date: October 17, 2022	By:	/s/ Kim J. Brady
Kim J. Brady
Chief Financial Officer